Exhibit 10.12

EXECUTION VERSION

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Employment Agreement”), entered into as of June 30, 2015, by and between Gypsum Management and Supply, Inc., a Georgia corporation (the “Company”), and Richard K. Mueller (the “Executive”) (each of the Executive and the Company, a “Party,” and collectively, the “Parties”).

WHEREAS, the Company and the Executive previously entered into an employment agreement dated as of April 1, 2014, pursuant to which the Executive served as Chief Executive Officer of the Company (the “Prior Agreement”);

WHEREAS, the Company desires to continue to employ the Executive as Chairman (“Chairman”) of the Board of Directors (the “Board”) of the Company and wishes to be assured of his services on the terms and conditions hereinafter set forth;

WHEREAS, the Executive desires to continue to be employed by the Company as Chairman and to perform his duties to the Company on the terms and conditions hereinafter set forth; and

WHEREAS, the Parties wish to amend and restate the terms of the Prior Agreement as set forth in this Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties hereto agree as follows:

Section 1.                   Employment.

1.1.                            Subject to Section 3 hereof, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Employment Agreement, for a period commencing as of May 1, 2015 (the “Effective Date”) and ending on the third anniversary of the Effective Date.  The Executive’s period of employment pursuant to this Employment Agreement shall hereinafter be referred to as the “Employment Period.”

1.2.                            Duties.  During the Employment Period, the Executive shall serve as Chairman.  In his position as Chairman, the Executive shall have duties and responsibilities that are materially consistent with those set forth on Exhibit A.  During the Employment Period, the Executive shall serve as chairman of the board of directors of each of the Company, GYP Holdings I Corp. (“Holdings”), GYP Holdings II Corp. and GYP Holdings III Corp.

1.3.                            Exclusivity.  During the Employment Period, the Executive shall faithfully serve the Company, and shall devote a percentage of his business time and attention to the business and affairs of the Company (expressed as a percentage of the Executive’s business time and attention allocated to the Company on an annual basis during the 12 months immediately prior to the Effective Date) as follows: (i) 50% during the first year of the Employment Period and (ii) 30% during each of the second and third years of the Employment Period.  During the Employment Period, the Executive shall use his best efforts to promote and serve the interests of the Company, and shall be permitted to engage in other business activities so long as they do not violate the terms of this Employment Agreement (including Section 4).

Section 2.                   Compensation.

2.1.                            Salary.  As compensation for the performance of the Executive’s services hereunder, commencing as of the pay period beginning July 1, 2015 and during the Employment Period thereafter, the Company shall pay to the Executive a salary at an annual rate of $300,000, payable in accordance with the Company’s standard payroll policies (the “Base Salary”).

2.2.                            Bonuses. In respect of the fiscal year ended April 2015, the Executive shall receive a bonus of $200,000, payable at such time as annual bonuses for the fiscal year ended April 2015 are paid to executives of the Company.  For each of the 2016 and 2017 fiscal years, the Executive shall be eligible to receive a discretionary bonus in an amount determined by the Board in its discretion.

2.3.                            Employee Benefits.  During the Employment Period, the Executive shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs and any fringe benefit programs of the Company as in effect from time to time on the same basis as other senior executives of the Company, and shall receive such perquisites as provided to other senior executives of the Company from time to time, including, in a manner consistent with past practice, (a) the provision of Netjets service for (i) all business trips and (ii) personal travel not to exceed 25 hours per year, (b) the use of a Company vehicle, and (c) payment for unreimbursed medical expenses incurred by the Executive or the Executive’s dependents in an amount not to exceed $25,000 per year.  At the Executive’s election, the Company will maintain an office space for the Executive’s business use at a location near the Executive’s home in Atlanta, for which the Company shall bear all costs, to the extent such costs are mutually agreed to by the Parties.

2.4.                            Vacation.  During the Employment Period, the Executive shall be entitled to up to four weeks’ vacation per calendar year.  The number of vacation days is prorated for any partial year of service during the Employment Period.

2.5.                            Business Expenses.  The Company shall pay or reimburse the Executive, upon presentation of documentation, for all commercially reasonable out-of-pocket business expenses that the Executive incurs during the Employment Period in performing his duties under this Employment Agreement and in accordance with the expense reimbursement policy of the Company as approved by the Board (or a committee thereof) and in effect from time to time.

2.6.                            Equity Compensation. In the event Holdings or any successor thereto registers a class of equity securities in connection with an initial public offering (an “IPO”), Holdings (or its successor, as applicable) shall grant to the Executive on the day following the effective date of the IPO an option to purchase 6,000 (as adjusted to reflect any stock splits that occur following the Effective Date) shares of common stock of Holdings (the “Option”), with a per share exercise price equal to the closing price of a share of common stock of Holdings on the effective date of the IPO (the “Offering Price”), which Option shall vest as to 25% on the first anniversary of the date of grant and thereafter as to 6.25% on each quarterly anniversary of the date of grant such that the Option will be fully vested on the fourth anniversary of the date of the grant.  Vesting shall continue so long as Executive is either employed by the Company (or an affiliate) or serving as Chairman or a director of Holdings (or its successor, as applicable) . The number of shares subject to the Option shall be appropriately adjusted to reflect any stock splits that occur following the Effective Date. To the extent the Offering Price exceeds the value of a share of common stock of Holdings as of April 30, 2015 as set forth in Holdings’ third party valuation (as adjusted to reflect any stock splits that occur following the Effective Date)  (the “Pre-Offering Price”), the Executive shall be entitled to a cash payment equal to the product of (i) the number of shares of common stock underlying the Option and (ii) the difference between the Offering Price and the Pre-Offering Price (the “Make-Whole Payment”).  The Make-Whole Payment shall be paid as and when the portion of the shares of common stock underlying the Option to which the Make-Whole Payment relates vests in accordance with the vesting schedule described above, i.e., 25% of the Make-Whole Payment shall be payable on the first anniversary of the date of grant of the Option and the remainder of the Make-Whole Payment shall be payable in equal installments on the first 12 quarterly anniversaries thereafter. If Holdings abandons the IPO process, Holdings shall promptly thereafter grant to the Executive the Option and a deferred compensation obligation with payment terms consistent with the Make-Whole Payment and in an amount necessary to confer upon the Executive the total economic benefit contemplated under this Section 2.6.  For purposes of this provision, Holdings shall be deemed to have abandoned the IPO process (a) if it has not filed a registration statement under the Securities Act of 1933 (as amended) by December 31, 2015, or (b) if a registration statement is filed by such date, if it has not completed the IPO and been listed on a national securities exchange within 18 months following the submission of such registration statement.

Section 3.                   Employment Termination.

3.1.    Termination of Employment.  The Company may terminate the Executive’s employment hereunder for any reason during the Employment Period upon not less than 60 days’ written notice to the Executive, and the Executive may voluntarily terminate his employment hereunder for any reason during the Employment Period upon not less than 60 days’ written notice to the Company (the date on which the Executive’s employment terminates for any reason is herein referred to as the “Termination Date”).  Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to (i) payment of any Base Salary earned but unpaid through the date of termination, (ii) benefits in accordance with the applicable terms of applicable Company arrangements and (iii) any unreimbursed expenses in accordance with Section 2.5 hereof (collectively, the “Accrued Amounts”). In addition, the Company shall make a payment to the Executive in each of the 24 months following the Termination Date in an amount that is sufficient, after deducting all applicable federal, state and local taxes, to permit the Executive to pay the full amount of any monthly premium applicable to the medical and dental insurance programs of the Company in which the Executive participated prior to the Termination Date; provided that the Company’s obligations to pay the foregoing amounts shall be conditioned upon the Executive’s continued compliance with his obligations under Section 4 of this Employment Agreement.

3.2.                            Exclusive Remedy.  The foregoing payments upon termination of the Executive’s employment shall constitute the exclusive payments due to the Executive upon a termination of his employment.

3.3.                            Resignation from All Positions.  Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall resign, as of the date of such termination, from all positions he then holds as an officer, employee or member of the board of directors (and any committee thereof) of Holdings and its direct and indirect subsidiaries and affiliates (the “Company Group”).  The Executive shall be required to execute such writings as are required to effectuate the foregoing.

3.4.                            Cooperation.  Following the termination of the Executive’s employment with the Company for any reason, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board and be reasonably available to the Company (taking into account any other full-time employment of the Executive) with respect to matters arising out of the Executive’s services to the Company and its subsidiaries.

Section 4.                   Unauthorized Disclosure; Confidentiality of Agreement.

4.1.                            Unauthorized Disclosure.  The Executive agrees and understands that in the Executive’s position with the Company, the Executive has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company Group, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company Group and other forms of information considered by the Company Group to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”).  Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 4.1 or disclosure by a third party who is known by the Executive to owe the Company an obligation of confidentiality with respect to such information.  The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his employment with the Company, unless required by law to disclose such information, in which case the Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible.  This confidentiality covenant has no temporal, geographical or territorial restriction.  Upon termination of the Executive’s employment with the Company, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive’s employment with the Company, and any copies thereof in his (or reasonably capable of being reduced to his) possession; provided that nothing in this Employment Agreement or elsewhere shall prevent the Executive from retaining and utilizing: documents relating to his personal benefits, entitlements and obligations; documents relating to his personal tax obligations; his desk calendar, rolodex, and the like; and such other records and documents as may reasonably be approved by the Company.

4.2.                            Confidentiality of Agreement.  Other than with respect to information required to be disclosed by applicable law, the Executive agrees not to disclose the terms of this Employment Agreement to any Person; provided that the Executive may disclose this Employment Agreement and/or any of its terms to the Executive’s immediate family, financial advisors and attorneys, so long as the Executive instructs every such Person to whom the Executive makes such disclosure not to disclose the terms of this Employment Agreement further.  Any time after this Employment Agreement is filed with the Securities and Exchange Commission or any other government agency by the Company and becomes a public record, this Section 4.2 shall no longer apply.

4.3.                            Remedies.  The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company Group for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return any portion of the Benefits Continuation paid by the

Company to the Executive as set forth in the last sentence of this Section 4.3.  The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive.  The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company Group because of the Executive’s access to Confidential Information and his material participation in the operation of such businesses.  In the event that the Executive willfully and materially breaches any of the covenants set forth in this Section 4, then in addition to any injunctive relief, the Executive will promptly return to the Company any portion of the Benefits Continuation that the Company has paid to the Executive.

Section 5.                   Representations.  The Executive represents and warrants that (i) he is not subject to any contract, arrangement, policy or understanding, or to any statute or governmental rule or regulation, that in any way limits his ability to enter into and fully perform his obligations under this Employment Agreement and (ii) he is not otherwise unable to enter into and fully perform his obligations under this Employment Agreement.

Section 6.                   Non-Disparagement.  From and after the Effective Date and following termination of the Executive’s employment with the Company, (a) the Executive agrees not to make any statement, whether direct or indirect, whether true or false, that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company or any of its subsidiaries, affiliates, employees, officers, directors or stockholders; (b) no member of the board of directors of Holdings who is also an employee of AEA Investors (as that term is defined in the stockholders agreement of Holdings) shall make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Executive; and (c) the Company shall instruct the Board and the executive officers of the Company not to make any statement that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Executive.

Section 7.                   Withholding.  All amounts paid to the Executive under this Employment Agreement during or following the Employment Period shall be subject to withholding and other employment taxes imposed by applicable law.  The Executive shall be solely responsible for the payment of all taxes imposed on him relating to the payment or provision of any amounts or benefits hereunder.

Section 8.                   Miscellaneous.

8.1.                            Indemnification.  To the extent provided in the Company’s By-Laws and Certificate of Incorporation, the Company shall indemnify the Executive for losses or damages incurred by the Executive as a result of all causes of action arising from the Executive’s performance of duties for the benefit of the Company, whether or not the claim is asserted during the Employment Period.  This indemnity shall not apply to the Executive’s acts of willful misconduct or gross negligence.  The Executive shall be covered under any directors’ and officers’ insurance that the Company maintains for its directors and other officers in the same manner and on the same basis as the Company’s directors and other officers.

8.2.                            Amendments and Waivers.  This Employment Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the Parties hereto; provided that the observance of any provision of this Employment Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver.  The waiver by any Party hereto of a breach of any provision of this Employment Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver.  Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

8.3.                            Assignment; Third-Party Beneficiaries. This Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void.  Nothing in this Employment Agreement shall confer upon any Person not a party to this Employment Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Employment Agreement, except (i) the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of the Executive and (ii) any member of the Company Group may enforce the provisions of Section 4.  The Company is authorized to assign this Employment Agreement to a successor to substantially all of its assets.

8.4.                            Notices.  Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Employment Agreement shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, with confirmation of receipt, (ii) e-mail (with electronic return receipt), (iii) reputable commercial overnight delivery service courier, with confirmation of receipt or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:	Gypsum Management and Supply, Inc.
c/o AEA Investors LP
666 Fifth Avenue, 36th FL
New York, NY 10103
Attn: General Counsel

with a copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
Attention: Jeffrey Ross, Esq.
e-mail: Jeffrey.Ross@friedfrank.com

If to the Executive:	Richard K. Mueller, at his principal office and e-mail address at the Company (during the Employment Period), and at all times to his principal residence as reflected in the records of the Company.

with a copy to:

Sutherland Asbill & Brennan, LLP
999 Peachtree St., NE; Suite 2300
Atlanta, Georgia 30309
Attention: John B. Miller
e-mail: john.miller@sutherland.com

All such notices, requests, consents and other communications shall be deemed to have been given when received.  Either Party may change its facsimile number or its address to which notices, requests, demands, claims or other communications hereunder are to be delivered by giving the other Parties hereto notice in the manner then set forth.

8.5.                            Governing Law.  This Employment Agreement shall be construed and enforced in accordance with, and the rights and obligations of the Parties hereto shall be governed by, the laws of the State of New York, without giving effect to the conflicts of law principles thereof.

8.6.                            Section 409A.  This Employment Agreement shall be interpreted, construed and operated to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or to the extent subject to Section 409(A), to comply with Section 409A.  To the extent required to be exempt from Section 409A or to comply with Section 409A, all references to “termination of employment” and like phrases shall be construed to mean a “separation from service” within the meaning of Section 409A.  Each payment that is part of a series of payments shall be a single payment for purposes of Section 409A.  To the extent any expense or reimbursement described in this Employment Agreement constitute a “deferral of compensation” within the meaning of Section 409A, it shall meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement to the Executive in any other calendar year; (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

8.7.                            Severability.  Whenever possible, each provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Employment Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Employment Agreement in that jurisdiction or the validity or enforceability of this Employment Agreement, including that provision or portion of any provision, in any other jurisdiction.  In addition, should a court or arbitrator determine that any provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the Parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

8.8.                            Entire Agreement.  From and after the Effective Date, this Employment Agreement constitutes the entire agreement between the Parties hereto, and supersedes all prior representations, agreements and understandings (including any prior course of dealings and the Prior Agreement), both written and oral, between the Parties hereto with respect to the subject matter hereof, other than any (i) subscription agreement between the Executive and Holdings and (ii) stockholders agreement of Holdings to which the Executive is a party.

8.9.                            Counterparts.  This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

8.10.                     Survivorship.  Upon the expiration or other termination of this Employment Agreement, the respective rights and obligations of the Parties hereto, including, without limitation, with respect to the Executive’s obligations set forth in Section 4, shall survive such expiration or other termination to the extent necessary to carry out the intentions of the Parties under this Employment Agreement.

8.11.                     Binding Effect.  This Employment Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the Parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

8.12.                     General Interpretive Principles.  The name assigned this Employment Agreement and the headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Employment Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof.  Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.  Any reference to a section of the Internal Revenue Code of 1986, as amended, shall be deemed to include any successor to such section.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the date first written above.

GYPSUM MANAGEMENT AND SUPPLY, INC.

/s/ G. Michael Callahan, Jr.
By: G. Michael Callahan, Jr.
Title: President and Chief Executive Officer

EXECUTIVE

/s/ Richard K. Mueller
Richard K. Mueller

[Signature Page to Richard K. Mueller Amended and Restated Employment Agreement]

Exhibit A

Chairman’s Key Responsibilities

•                  Oversee Board meetings and relay feedback from the Board to the chief executive officer

•                  Coach the chief executive officer and act as a thought partner to the chief executive officer on key decisions

•                  Assist AEA Investors in developing the strategic agenda for Board meetings (e.g., set key topics to be covered at Board meetings, and develop and prioritize key initiatives for the Company)

•                  Act as a goodwill ambassador for acquisitions

•                  Act as a goodwill ambassador with key employees

•                  Provide guidance on key cultural issues and compensation considerations

•                  Coach any key employees as discussed with the chief executive officer

•                  Serve as a sounding board to AEA Investors and the Board

What the Chairman is not responsible for (transferred to the chief executive officer)

•                  Day-to-day management of the Company

•                  Development of budgets and accountability for budgets

•                  Any direct reports from an organizational perspective (therefore, the Chairman should keep the chief executive officer apprised of any key discussions with the chief executive officer’s direct reports)

•                  Regular interaction with AEA Investors or the Board

•                  IPO process, other than in role as a Board member and shareholder